[LETTERHEAD OF DECHERT LLP]

May 24, 2011

The Saratoga Advantage Trust

1101 Stewart Avenue, Suite 207

Garden City, New York 11530

Opinion of Counsel Regarding Issuance of Shares

Registration Statement on Form N-14 (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as counsel for The Saratoga Advantage Trust, a Delaware business trust (the “Trust”), in connection with the proposed reorganization (the “Reorganization”) pursuant to which all of the assets and liabilities of the Global Real Estate Investments Fund would be transferred to the James Alpha Global Real Estate Investments Portfolio (the “Acquiring Fund”), a newly formed portfolio of the Trust, in exchange for Class A shares (the “Shares”) of the Acquiring Fund, pursuant to an Agreement and Plan of Reorganization.  In such capacity, we have reviewed the Registration Statement.  We are familiar with the actions taken by the Trust and its Board of Trustees in connection with the organization of the Acquiring Fund and the authorization, and the proposed issuance and sale, of the Shares, including but not limited to the adoption of a resolution authorizing the issuance of Shares in the manner described in the Registration Statement.  In addition, we have reviewed the Trust’s Agreement and Declaration of Trust and such other documents and matters as we have deemed necessary to enable us to render this opinion.  With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

Based upon, and subject to, the foregoing, we are of the opinion that the Shares to which the Registration Statement relates when issued and sold in the manner described in the Registration Statement, will be legally issued, fully paid and non-assessable.

We are attorneys licensed to practice only in the State of New York.  The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Proxy Statement and Prospectus constituting a part thereof.  In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ Dechert LLP